Exhibit 10.7

November 2, 2006

Mr. Allen Snyder

17660 Saddlewood Road

Monument, CO 80132-8356

Re: Employment Terms

Dear Allen:

This letter sets forth the terms of Your employment at Carrier Access Corporation, (the “Company”). This letter, along with the Employer Protection Agreement and the Company’s 1998 Stock Option Plan, sets forth the entire agreement between Allen E. Snyder (“You” and “Yours”) and the Company with respect to Your employment (“Agreement”).

1.	POSITION. Your position will be Executive Vice President & Chief Operating Officer located at our corporate headquarters in Boulder, CO. You will report directly to the Chairman, Chief Executive Officer and President of Carrier Access. You will be a Section 16 reporting Officer of the Company.

2.	TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on November 6, 2006 (“Effective Date”) and shall continue until terminated as herein provided.

3.	COMPENSATION.

a.	BASE SALARY. For services rendered by You under this Agreement, the Company shall pay to You the bi-weekly salary of $13,461.54, pursuant to Carrier Access’s regular payroll schedule. This bi-weekly salary times twenty-six (26) pay periods is equivalent to $350,000 annually (“Base Salary”). Said Base Salary is subject to annual increases as approved by the majority of the members of the Company’s Board of Directors. The Board shall consider the recommendation of the Compensation Committee in making such determinations.

b.	BONUSES. Commencing with the Fiscal Year 2007, in addition to Base Salary, You will become eligible for a quarterly incentive and annual bonus plan, with a target bonus rate of 100% of Your annual base salary base salary (i.e., $350,000). Your actual annual incentive cash award may be below, at, or above target and will be based upon a combination of the Company’s achievement level against financial and performance objectives, up to 200% of Your annual base salary, subject to quarterly and annual targets set by the Board of Directors. The Board shall consider the recommendation of the Compensation Committee in determining such bonus amounts.

c.	EXPENSES. In addition to Base Salary and Bonuses, Company shall reimburse You for all reasonably necessary business expenses actually incurred by You in the performance of Your duties, including, without limitation, expenses for travel, meals, entertainment and other miscellaneous business expenses in accordance with Company’s standard policy. For international air travel in excess of seven (7) hours duration, the Company will reimburse You for airfare at the Business Class level. You shall submit to Company written itemized expense accounts and such additional substantiation and justification as Company may reasonably request on account of such expenses in any form required by Company. Company shall furnish

You with a credit card in the account name of Company, which card may be used for such reasonable and necessary expenses as described above.

d.	STOCK OPTIONS. With the commencement of Your employment, and as a condition of the non-competition terms as set forth in Section 8 below and Exhibit C attached hereto, I will recommend to the Carrier Access Board of Directors that You be granted a non-qualified stock option to purchase 500,000 shares of Carrier Access Common Stock (the “Option”). The Option will be granted with an exercise price equal to the fair market price per share of Carrier Access Common Stock at closing on the first trading day of the week immediately following Your Start Date. If Your Start Date is the first trading day of the week, the exercise price of Your Options shall be equal to the fair market price per share of Carrier Access Common Stock at closing on that date. Vesting is described in the 1998 Stock Option Plan and Stock Option Agreement and Notice of Grant documents, and will commence as of Your Start Date.

e.	OTHER BENEFITS. You will receive standard Carrier Access benefits. Health benefits become effective on the first day of the month following Your Start Date. If Your start date is the first business day of the month, You become eligible for health benefits on that day.

4.	DUTIES. You are engaged for the purpose of performing (a) services as the Executive Vice President and Chief Operating Officer and shall be responsible for directing the daily business of the Company, subject only to the control of the CEO and Board, (b) those duties and responsibilities necessary for the performance of Your position, and (c) such other duties as shall be agreed upon by You and Company in writing. You shall faithfully adhere to, execute and fulfill all policies established by the CEO and Board.

5.	EXTENT OF SERVICES. You shall devote substantially Your entire time, and best efforts, to the performance of Your duties hereunder and to promote and further the business of Company. You will work primarily at the Company’s headquarters located in Boulder, Colorado, except for necessary Company travel.

6.	WORKING FACILITIES. You shall be furnished with appropriate working equipment and tools necessary for the proper performance of Your duties.

7.	BUSINESS CONDUCT OF YOU. You shall be free to engage in other business interests and investments, as long as (a) You devote Your full time and attention and best efforts in a professional manner to the business of Company, in a manner consistent with Your duties hereunder, (b) such other business interests and investments will not require Your services in the operation or affairs of the companies or enterprises in which such investments are made, and (c) such business interests or investments do not violate any other provisions of this Agreement, including, without limitation, Section 8 hereof. Notwithstanding the foregoing, You may (a) provide up to twenty (20) hours of consulting services to Openwave Systems, Inc. during the period from the Effective Date through December 31, 2006, and (b) serve on the Board of Directors of two (2) other companies or organizations, provided however that (i) the foregoing activities do not materially interfere, individually or in the aggregate, with the performance of Your duties and responsibilities hereunder and (ii) with respect to other board services, You obtain the approval of the CEO and Board of Directors prior to joining any such board, and such other board service does not require that You attend more than four (4) meetings in person per year in total.

8.	RESTRICTIVE COVENANTS/PROTECTION OF PROPRIETARY INFORMATION.

a.	INTENT. The parties hereto recognize that Your knowledge and skill are a material factor in inducing the Company to enter into this Agreement. Further, in the course of Your employment,

and because of the nature of Your responsibilities, You will acquire valuable and confidential information and trade secrets with regard to the Company’s business operation, including, but not limited to, Company’s existing and contemplated services and products, documentation, technical data, intellectual property and other proprietary information, business and financial methods and practices, plans, pricing, lists of Company’s customers and prospective customers, methods of obtaining customers, financial and operational data of Company’s present and prospective customers, and the particular business requirements of the Company’s present and prospective customers. In addition, You may develop on behalf of the Company, a personal acquaintance with some of the Company’s customers and prospective customers. As a consequence, You will occupy a position of trust and confidence with respect to the Company’s affairs and its services. In view of the foregoing, and in consideration of the remuneration paid and to be paid to You, You agree that it is reasonable and necessary for the protection of the goodwill and business of Company that You make the covenants contained in Sections 8(b) and 8(c) below regarding the conduct of You during and after Your employment relationship with the Company, and that the Company will suffer irreparable injury if You engage in conduct prohibited thereby.

b.	NON-COMPETITION AND NON-SOLICITATION. For a period beginning on the Effective Date and ending one year after You cease to be employed by the Company, You, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not violate the Non-Compete and Non-Solicitation obligations and terms herein, including but not limited to those set forth in Exhibit C, attached hereto.

c.	CONFIDENTIALITY.

(i) COMPANY’S INFORMATION. You agree that any and all of Company’s confidential and proprietary information, including, but not limited to, the matters contained in Section 8(a) above and all intellectual property rights therein, are and shall remain the sole and exclusive property of Company. While in the employ of Company, or at any time thereafter, You will not, directly or indirectly, communicate or divulge to or use for Your benefit or for the benefit of any other person, firm, association or corporation, any of Company’s trade secrets or confidential information, including, by way of illustration, the matters contained in Section 8(a) above, or which were communicated to or otherwise learned of or acquired by You in the course of Your employment with Company, except that You may disclose such matters to the extent that disclosure is required,

(a) in the course of Your employment with and for the benefit of the Company or

(b) by a court or governmental agency of competent jurisdiction without proof of specific damages.

You will not use such trade secrets or confidential information in any way or in any capacity other than as an executive of the Company and to further the interest of the Company.

(ii) OTHER INFORMATION. You shall not, directly, or indirectly, communicate or divulge to the Company or use for Your benefit or for the benefit of any other person, firm, association or corporation, including Company, any confidential, trade secret or other proprietary information of a third party which You may have obtained from another person, the disclosure of which You know or have reason to know would violate the terms of any non-disclosure or confidentiality agreement between Company and such other person, or the disclosure of which You have reason to know is otherwise prohibited.

d.	BLUE PENCIL: In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of You and Company that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

9.	PAID TIME OFF. Carrier Access will provide You with PTO days (paid time off) and Holidays. Currently there are eight (8) observed holidays. You will accrue twenty (20) PTO days on a per pay period basis as follows: 160 hrs / 26 pay periods = 6.15 hrs accrued each pay period. Beginning in the third year of employment, You will accrue at the rate of twenty-two (22) days per year, with PTO days accrued at 6.77 hrs per pay period (176 hrs / 26 pay periods). The Company’s maximum accrual total is 240 hours, which means that if the maximum is reached, no additional hours will accrue until the total accrual goes below 240 hours.

10.	DISABILITY. Your disability and/or sick leave shall be covered by the usual and customary policies and procedures of Company, as set forth in the Carrier Access Employee Handbook, a copy of which has been provided to You.

11.	TERMINATION.

a.	FOR CAUSE: Company may, at any time, terminate this Agreement and Your employment “For Cause” as defined in Exhibit A, attached hereto and made a part hereof.

b.	WITHOUT CAUSE; GOOD REASON.

(i)	WITHOUT CAUSE. You may terminate this Agreement voluntarily, which termination shall be without cause, upon ninety (90) days written notice to Company. In such event, You shall continue to render Your services up to the date of termination. You may also terminate for Good Reason (as defined below); .

(ii)	GOOD REASON. You may terminate this Agreement for Good Reason (as defined below), upon written notice to Company within sixty (60) days after You know or have reason to know of the occurrence of any event which would constitute Good Reason, and Your notice under this Section ll(b)(ii) shall specify in reasonable detail the event which would constitute Good Reason. In the event the Good Reason is for events or circumstances described herein, Company shall have thirty (30) days following receipt of such written notice from You to effect a cure of the circumstance constituting Good Reason, and, upon cure thereof by Company (which cure shall be retroactive with respect to any monetary matter), such event shall no longer constitute Good Reason. As used in this Agreement, “Good Reason” shall mean the following: (a) if not approved by You by written amendment to this Agreement, the assignment to You of any duties inconsistent in any material respect with Your position, authority, duties or responsibilities as contemplated by this Agreement or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities; or (b) establishment of a Base Salary for You which is less than provided for in this Agreement, or failure to pay the same other than an isolated, inadvertent or insubstantial failure, not occurring in bad faith;

c.	DEATH OR DISABILITY: This Agreement shall automatically terminate upon the death or disability of You. In the event of death, this Agreement shall terminate as of the date of Your death. In the event of the determination by not less than fifty percent (50%) of the Board of Directors of Company in good faith that You are disabled, the Board may give You notice of its intention to terminate’ employment and Your employment shall terminate thirty (30) days after receipt of such notice by You. Disability shall be the absence of You from Your duties with the

Company on a full time basis for one hundred twenty (120) consecutive business days due to a disabling condition as defined in the long-term disability policies of Carrier Access in force at such time. In the event of a death or disability, all amounts due as accrued Base Salary and prorated Bonus through the termination date and deferred amounts due, if any, shall be paid thirty (30) days of the termination date as a lump sum payment. The foregoing shall be construed and enforced in compliance with federal and state law regarding disability, including the Family Medical Leave Act (FMLA). In the event the foregoing or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

12.	OBLIGATIONS OF COMPANY UPON TERMINATION.

a.	SALARY UPON TERMINATION AT WILL BY COMPANY (WITHOUT CAUSE) OR FOR GOOD REASON.

Provided that You sign a release of legal actions and non-compete agreement in the form set forth at Exhibit B, at the time of termination and confirmation of Your agreement to be bound by the non-compete terms set forth at Exhibit C, You will receive, in lieu of any cash severance based upon Your base salary or target incentive cash bonus payable or other amounts which may otherwise be due to You hereunder, the following:

(i)	twelve (12) month’s base salary and,

(ii)	twelve (12) month’s target incentive cash bonus based upon rate then in effect for You.

Except as set forth in §12.b. below, the foregoing severance amount shall be the entire amount due for termination by the Company without cause or by You for Good Reason, and such amount shall be paid over the twelve (12) month period following the termination date in equal installments in accordance with the Company’s regular payroll periods.

Termination by reason of Your voluntary termination without cause, death or disability shall be treated as a termination For Cause for purposes of this Section 12.a. and the foregoing severance amount shall not be payable.

b.	SALARY AND OPTIONS UPON TERMINATION AND CHANGE OF CONTROL.

If there is a Change in Control (as defined below), and Your employment is terminated within two (2) months before or twelve (12) months following the effective date of the Change of Control for any reason other than (i) by the Company For Cause (as defined in Exhibit A) or (ii) Your voluntary resignation or termination, AND provided that You sign a release in the form set forth at Exhibit B and confirmation of Your agreement to be bound by the non-compete terms set forth at Exhibit C, with such reasonable changes as the Company may require to revise the list of competitors and to otherwise update the non-compete terms as appropriate at the date of such confirmation, You will receive, in lieu of any cash severance based upon Your base salary or target incentive cash bonus payable or other amounts which may otherwise be due to You hereunder, the following:

(i)	twelve (12) month’s base salary and

(ii)	twelve (12) month’s target incentive cash bonus based upon the rates then in effect for You, and

(iii)	any remaining unvested options that have been granted to You shall become fully vested on the effective date of Your termination hereunder and become exercisable for all or any portion of those shares as fully-vested shares of Common Stock. Each such option accelerated in connection with a Change of Control shall remain exercisable until the expiration or sooner termination of the respective option term.

Items (i) and (ii) in this §12.b. shall be paid over the twelve (12) month period following the termination date in equal installments in accordance with the Company’s regular payroll periods.

The foregoing severance amount shall be the entire amount due for termination by the Company if there is a Change in Control (as defined below), and such amount shall only be payable if Your employment is terminated by the Company without cause or by You for Good Reason within two (2) months before or twelve (12) months following the effective date of the Change of Control (as defined below).

Termination by reason of Your voluntary termination without cause, death or disability shall be treated as a termination For Cause for purposes of this Section 12.b. and the foregoing severance amount shall not be payable.

c.	CHANGE OF CONTROL. For purposes hereunder, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)	a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction.

(ii)	any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or

(iii)	the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule I3d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

d.	NO REQUIREMENT TO MITIGATE. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by You as the result of employment by another company provided that such employment is not in violation of Your non-compete obligations herein, or by reason of Your receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as otherwise provided therein.

e.	GROSS UP PAYMENT. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of You would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by You with respect such excise tax, then You shall be entitled to receive an additional payment (“Gross Up Payment”) equal to the amount of the excise tax and penalties related thereto together with any additional excise tax, income taxes and penalties as a consequence of the Gross Up Payment.

f.	SOLE REMEDY AND TERMINATION OF PAYMENTS. This Section 12 sets forth the entire amounts payable to You upon termination of Your employment with the Company. In no event will any severance or other amount be payable to You due to termination by the Company For Cause. In addition to any and all other remedies that the Company have available to it under law and at equity, including any remedies set forth in the Employer Protection Agreement and the 1998 Stock Option Plan, if, following the termination of Your employment with Company, You are found by a court of competent jurisdiction to have materially breached the provisions contained in Section 8 of this Agreement, including but not limited to the terms of Exhibit C, Company’s obligation to make any further payments or provide any further benefits to You pursuant to this Agreement shall be deemed to have terminated as of the date of such material breach and You shall be obligated to return any and all payments received since such date.

13.	REMEDIES.

a.	INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Agreement by You, the Company shall be entitled, in addition to all other remedies otherwise available to Company, to an. injunction, enjoining and restraining such breach or threatened or intended breach, and You hereby consent to the issuance thereof forthwith in any court of competent jurisdiction without proof of specific damages.

b.	ATTORNEYS’ FEES. In the event that either party shall enforce any part of this Agreement through legal proceedings and the other shall have been in breach hereof, such defaulting party agrees to pay to nondefaulting party any costs and attorneys’ fees reasonably incurred in connection therewith.

14.	CUMULATIVE RIGHTS. All of the rights and remedies of the parties hereto shall be cumulative with, and in addition to, any other rights, remedies or causes of action allowed by law and shall not exclude any other rights or remedies available to either of the parties hereto.

15.	NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to Your residence in the case of You, or to the principal office in the case of the Company.

16.	WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

17.	GOVERNING LAW. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Colorado.

18.	SEVERABILITY. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

19.	ASSIGNMENT. The rights and obligations of You under this Agreement are not assignable. The rights and obligations of Company under this Agreement inure to the benefit and shall be binding upon the successors and assigns of Company.

20.	SURVIVAL OF PROVISIONS. The provisions of this Agreement set forth in Sections 8 and 11 hereof, as well as those terms of the Employer Protection Agreement and the 1998 Stock Option Plan Agreement as stated therein to survive, shall survive termination of employment.

21.	ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to employment of You. It may not be changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

22.	ADVICE OF COUNSEL AND CONSTRUCTION. The parties acknowledge that all parties to this Agreement have had the opportunity to be represented by counsel. Accordingly the rule of construction of contract language against the drafting party is hereby waived by all parties.

IN WITNESS WHEREOF, the parties have executed this agreement effective on the day and year first above written.

CARRIER ACCESS CORPORATION

By:	/s/ Roger, Koenig	Date: November 2, 2006
Roger, Koenig, Chairman, Chief Executive Officer & President

BY:	/s/ Allen E. Snyder	Date: November 2, 2006
Allen E. Snyder

EXHIBIT A

FOR CAUSE Definition

FOR CAUSE: Company may, at any time, terminate this Agreement “For Cause” which includes:

1.	Your conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude;

2.	Your (a) perpetration of a fraud or (b) perpetration of other act or acts of dishonesty against Company or any Affiliate of Company provided such other act or acts resulted, directly or indirectly, in personal gain or enrichment to You or any other person at Company’s or its Affiliate’s expense;

3.	Your breach of the provisions of Section 8 of the Agreement;

4.	negligence or misconduct in the performance of Your duties to the Company or repeated unexplained or unjustified absences from the Company;

5.	a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company;

6.	unsatisfactory performance which is unrelated to significant market conditions that impede reasonable performance expectation, acts of God, war or terrorism and/or decisions by the Board of Directors to substantially change the scope, direction or business operations of the Company, after prior notice and a ninety (90) day opportunity to cure the unsatisfactory performance in accordance with the Company’s policies. Notwithstanding the foregoing, unsatisfactory performance related to the material and willful violation of any federal or state law as an Section 16 Officer or to a conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company, will be grounds for immediate termination For Cause without a right to cure.

EXHIBIT B

Form of Release

This general release of claims (“Release”) is being executed pursuant to the terms set forth above relating to Employment terms between me and the Company (the “Agreement”), which Agreement I have willingly executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Company’s Employer Protection Agreement including the Non-Compete Terms as set forth in Attachment C of the Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me. pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

I agree that the claims released pursuant to this Release include all claims against individual employees, officer or directors of Carrier Access, whether or not such employees, officer or directors were acting within the scope of their employment.

At Carrier Access’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Carrier Access.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (b) I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following my execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EXHIBIT C

Non-Compete Terms

1.	UPON TERMINATION. If Your employment is terminated by the Company without Cause or by You for GOOD REASON (as defined in § 1 l(b)(ii) of the Agreement), the Company has agreed to continue to pay Your base salary and target cash incentive bonus for a twelve (12) month) period following termination of Your employment, all as more fully provided in § 12(a) the Agreement.

2.	UPON TERMINATION AND CHANGE OF CONTROL. If there is a Change in Control (as defined in Section 12(c) of the Agreement), and Your employment is terminated by the Company without Cause or by You for GOOD REASON within two (2) months before or twelve (12) months following the effective date of the Change of Control, the Company has agreed to continue to pay Your base salary and target cash incentive bonus for a twelve (12) month) period following termination of Your employment, and Your unvested options shall become fully vested on the effective date of Your termination, all as more fully provided in § 12(b) the Agreement.

3.	NON-COMPETITION AND NON-SOLICITATION. In Your role as Executive Vice President and Chief Operating Officer at the Company, You acknowledge that You will have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Were You to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, You acknowledge that Confidential Information could readily be used by You and provide the competing business with a significant competitive advantage against the Company.

Therefore, as a necessary condition to Your entitlement to such payments under §12(a) or §12(b) of the Agreement, You agree that during Your employment with the Company and for a period ending twelve (12) months from the termination of Your employment with the Company (“Covenant Period”), You will not to compete with the Company as more fully described below. Should You violate the terms of the Agreement, including full compliance with the terms of § 12 of the Agreement and those terms specifically set forth below, the Company shall not be required to make any future payments to You under the Agreement or otherwise and it shall be entitled to recover prior payments made to You during Your employment.

A.	NON-COMPETE. During the Covenant Period, You shall not within the Covenant Area (as defined below) in any manner, directly or indirectly, including through another person, firm, corporation, partnership, joint venture, trust, sole proprietorship, unincorporated business association, limited liability company, or other entity (collectively, “Other Persons”):

i.	Operate, engage, or participate (including as an owner, operator, investor, employee, agent, officer, stockholder, director, partner, member, principal, proprietor, manager, trustee, contractor, creditor, consultant, or in any other capacity whatsoever, hereinafter “in any capacity”) in the business of communications equipment design, development, and production and business activities conducted in furtherance thereof by the Company (or any of its affiliates) prior to termination of Your employment with the Company (the “Business”), or perform in any capacity services for Other Persons which are competitive with the Business; or

ii.	Directly or indirectly through one or more affiliated persons or entities own beneficially or otherwise in whole or part any interest in any business which, in any capacity, engages or participates in a competitive business with the Business.

For purposes of this Agreement, it is specifically agreed that the following entities shall be considered as being competitive with the Business, without limitation: small independent system integrators that engage or participate in a competitive business with the Business; private and public companies that engage or participate in a competitive business, including but not limited to, Adtran, Inc., Audiocodes, Cisco Systems, Inc., Eastern Research, Inc., Lucent Technologies, Inc., Natural Microsystems, RAD, Sycamore Networks, Telco Systems, Inc., Tellabs, Inc., Zhone Technologies, Inc. (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity or any business, division, or product group thereof); and such other companies or entities as identified in the Company’s SEC 10Q and 10K filings during Your employment and within twelve (12) months thereafter. A company or entity shall be considered to be competitive to the Company if any of its business, divisions, or product groups is engaged in or has taken concrete steps toward engaging in the business of providing development, sales, manufacturing services, software or installation and services for data networking, transport and backhaul products for communications service providers for use in wireline or wireless networks, either as being carried on or developed by the Company or its affiliates as of the date of Your termination and for twelve (12) months thereafter.

You shall be deemed in violation of this Exhibit C and the Agreement if You: (i) engage in a business competitive with the Business, or any part thereof, in the Covenant Area, in any capacity, whether or not for compensation, and whether for Your own account or for that of one or more Other Persons; or (ii) hold legal or beneficial interest, in any capacity, in any Other Persons engaged in a business competitive with the Business in the Covenant Area; or (iii) in any capacity, carry on or engage in any activities or negotiations with respect to the organization, formation, acquisition, or the disposition of a business competitive with the Business in the Covenant Area; or (iv) give advice related to the Business, in any capacity, to any Other Persons engaging in a business competitive with the Business in the Covenant Area; or (v) lend or allow Your name or reputation to be used in a business competitive with the Business in the Covenant Area; or (vi) solicit, divert, or attempt to divert from the Company (or any affiliates) any business constituting, or any customer of, or any supplier of, any part of the Business conducted by the Company (or any affiliates) in the Covenant Area; or (vii) allow Your skill, knowledge, or experience related, to the Business to be used in a business competitive with the Business in the Covenant Area. Notwithstanding the foregoing, You may own, directly or indirectly, securities of any entity traded on any national securities exchange or automated quotation system if You are not a controlling person of, or a member of a group which controls such entity, and You do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(l)(i)), one percent (1.0%) or more of any class of securities of such entity.

Covenant Area. For the purposes of this Agreement, the term “Covenant Area” shall be and mean all cities, counties, states, and countries in North America, South America, Asia, Middle East and Europe, in which the business of the Company or its affiliates is then being conducted, its services are being provided or its products are being sold.

B.	NON-SOLICITATION. In addition to the foregoing, You shall not during the Covenant Period, as defined above, induce or attempt to induce any person (i) engaged or employed currently or within the prior twelve (12) months (whether part-time or full-time) by any of the Company (or any of its Affiliates), in any capacity, to leave the employ of or engagement with any of the Company (or any of its Affiliates), or to cease providing the services to or on behalf of any of the Company (or any of its Affiliates), then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) in any capacity, or (ii) that is then or has been within the twelve (12) months prior to Your cessation of employment with the Company a customer or supplier with respect to the Business to do business with any other persons or entities so as to interfere, in any way, directly or indirectly, with the business relationship between any of the Company (or any of its Affiliates)and any of their customers or suppliers.

You acknowledge that the Company may be irreparably harmed if You default in Your obligations under this Exhibit C and that it would be extremely impracticable to measure the resulting damages. Accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance to enforce its rights under this Exhibit C, and You expressly waive the defense that a remedy in damages will be adequate for such a default.

The parties intend that the covenants and agreements contained in this Exhibit C and the Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Exhibit C and the Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, the parties request that the applicable court construe it by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as then in effect.